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                                                                   EXHIBIT 10.13

                                                                  EXECUTION COPY

                              SEPARATION AGREEMENT

      This Separation Agreement (the "Agreement") is entered into this 17th day of October, 2003 between OM Group, Inc. ("OMG") and Thomas R. Miklich ("Executive").

                                    RECITALS

A. OMG and Executive entered into an Employment Agreement dated May 1, 2002, as amended on December 1, 2002 and July 31, 2003 (the "Employment Agreement"), regarding the employment of Executive by OMG as its Chief Financial Officer.

B. OMG and Executive desire to terminate the employment of Executive with OMG.

C. OMG and Executive desire to provide for the orderly and efficient transition of the financial management of OMG from Executive to the successor principal financial officer of OMG.

D. OMG and Executive wish to set forth the severance payments and benefits to which Executive will be entitled in connection with the termination of his employment with OMG.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, OMG and Executive hereby agree as hereinafter set forth:

1. TERMINATION OF EMPLOYMENT. The employment of Executive with OMG will terminate as of the earlier of (X) April 30, 2004, (Y) the date that a new Chief Financial Officer (or other principal financial officer) of OMG commences employment, and (Z) the date that OMG terminates Executive's employment with OMG as provided in the immediately following sentence (the "Termination Date"). At any time prior to April 30, 2004, OMG will have the right to terminate Executive's employment for any reason or no reason upon written notice to Executive and Executive will also have the right to resign for any reason or no reason upon written notice to OMG.

2. CONFIDENTIALITY. Except to the extent required by law or otherwise in order to enforce the terms of this Agreement, OMG and Executive will keep the terms and conditions of this Agreement confidential. Executive will not discuss the terms and conditions of this Agreement or reveal them to any person other than his spouse, attorneys, accountants and tax advisors, except as otherwise required by law or by order of a court. To the extent that Executive discusses or reveals the terms or conditions of this Agreement to any of the aforementioned persons or entities, he will instruct such persons or entities that the terms and conditions of this Agreement are confidential, and he will obtain their agreement to keep such information

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confidential. OMG and Executive acknowledge and agree that it may be necessary for OMG to disclose the terms and conditions of this Agreement to certain executive officers and members of the Board of Directors. To the extent the terms and conditions of this Agreement are revealed to such individuals, OMG will advise them that such terms and conditions are confidential and should not be discussed with or revealed to any other person except on a need-to-know basis.

3.    PAYMENTS AND BENEFITS DURING TRANSITION PERIOD.

      (a)   During the period from the Effective Date (as defined in Section 17
            (g)) until the Termination Date (the "Transition Period"):

            (i) Executive will continue to receive an annual base salary of $475,000, payable in accordance with normal OMG payroll practices;

            (ii) Executive will continue to have use of the leased 2003 Jaguar VDP automobile currently provided to him pursuant to the terms of the OMG Company Car Program in effect from time to time.

            (iii) Executive and his dependents will continue to receive the healthcare, life insurance, disability insurance, and nonqualified retirement benefits to which Executive was entitled, or was accruing, on the date of this Agreement that are maintained by OMG for its executive officers on the same terms as such officers participate; and

            (iv) OMG will continue to pay the monthly dues and any capital assessments with respect to Executive's membership in the clubs identified on Schedule A.

            Such payments will reflect required local, state and federal tax withholding and any applicable deductions for welfare benefits. It is expressly understood that the provisions of Section 3(a)(iii) will not prohibit OMG from changing or terminating its group healthcare, life insurance or disability insurance plans or any of its nonqualified retirement benefits in any respect in the future.

      (b) Promptly following the Effective Date of this Agreement, OMG will cause the appraised value of Executive's primary residence located at 7786 Valley View Road, Hudson, Ohio, 44236 to be determined in accordance with the appraisal procedures described under the subheading captioned "The Appraisal Process" of the "THE GUARANTEED HOME SALE PROGRAM" section of the OMG Homeowner Relocation Program (the "Relocation Program"). A copy of the Relocation Program is attached hereto as Schedule B. Within twenty (20) business days after being notified of the Guaranteed Home Sale Offer (as such term is defined in the Relocation Program), Executive will notify OMG in writing whether he elects to participate in the Relocation Program's guaranteed home sale program (the "Guaranteed Home Sale Program") in accordance with the terms and conditions describe in Section 3(b)(i) below.

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            (i)   If Executive elects to participate in the Guaranteed Home Sale
                  Program, OMG will, or will cause Primacy Relocation (the administrator of the Relocation Program) to, guarantee the purchase of Executive's primary residence located at 7786 Valley View Road, Hudson, Ohio, 44236, in accordance with, and subject to, the appraisal, offer and purchase conditions and procedures described under the following subheadings of the "THE GUARANTEED HOME SALE PROGRAM" section of the Relocation
                  Program: "The Appraisal Process", "Inspections", "The Guaranteed Home Sale Offer", "Amended Sale", "Closing the Guaranteed Home Sale or Amended Sale", and "When a Sale Falls Through". OMG's sole obligation under this Section 3(b)(i) will be to purchase, or to cause Primacy Relocation to purchase, Executive's primary residence in accordance the conditions and procedures described in the portions of the Relocation Program identified in the immediately preceding sentence, except that the purchase of the primary residence pursuant to the Guaranteed Home Sale Offer will close on, and Executive may retain possession of such residence until, May 31, 2004 irrespective of the date of acceptance by Executive of the Guaranteed Home Sale Offer provided that Executive has accepted the Guaranteed Home Sale Offer within the 90-day period described in the section of the Relocation Program captioned "THE GUARANTEED HOME SALE PROGRAM". Executive will not be bound by or entitled to receive any other rights or benefits under the Relocation Program, including, without limitation, the rights and benefits described under the subsections of the Relocation Program captioned "Examples of Exclusions", "Listing of the Home", and "Equity Funding" and the rights and benefits described under the "THE GUARANTEED HOME SALE PROGRAM" section of the Relocation Program requiring OMG to pay real estate commissions and closing costs, to reimburse Executive for any tax liabilities associated with the sale of his primary residence and to otherwise ensure that Executive does not incur any taxable income when the sale of Executive's primary residence is accomplished through the Guaranteed Home Sale Program. OMG's obligation to guarantee the purchase of Executive's primary residence in accordance with this Section 3(b)(i) will terminate upon the earlier of
                  (X) Executive's determination not to sell his primary residence after electing to have the purchase of his primary residence guaranteed in accordance with this Section 3(b), and
                  (Z) the expiration of the 90-day Guaranteed Home Sale Offer period as described under the section of the Relocation
                  Program captioned "THE GUARANTEED HOME SALE PROGRAM". If Executive has elected to participate in the Guaranteed Home Sale Program as described herein, Executive will not be eligible to receive an annual bonus with respect to fiscal
                  2003 regardless of whether, among other things, (x) other executive officers of OMG receive an annual bonus for such year or (y) the Termination Date occurs after December 31, 2003.

            (ii) If Executive elects not to participate in the Guaranteed Home Sale Program, and, in the event that OMG pays its Chief Executive Officer and

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                  Chairman of the Board a bonus with respect to fiscal 2003,
                  Executive will be entitled to receive a cash bonus equal to fifty percent (50%) of his base salary. Any such bonus payment will reflect required local, state and federal tax withholding and any applicable deductions for welfare benefits.

4. SEPARATION PAYMENTS; VACATION. Following the Termination Date, OMG will pay Executive the following amounts:

      (a) Pay for accrued but unused 2003 vacation days or if the Termination Date is on or after January 1, 2004, accrued but unused 2004 vacation days;

      (b) Separation pay at the annual rate of $475,000, payable until the third anniversary of the Termination Date (the three-year period following the Termination Date is hereinafter referred to as the "Severance Period"); and

      (c) OMG will pay Executive a bonus in an amount equal to $356,250 annually on each of the first, second and third anniversary dates of the Termination Date.

      Such payments will reflect required local, state and federal tax withholding and any applicable deductions for welfare benefits and will be payable in accordance with normal OMG payroll practices.

5. EQUITY AWARDS. Executive was previously awarded options to purchase 21,000 shares of the common stock of OMG (the "Options"). Vesting of the Options will cease at the Termination Date and all of the Options, regardless of whether they are then vested, will terminate on the Termination Date and will no longer be exercisable.

6.    GROUP HEALTHCARE AND LIFE INSURANCE BENEFITS FOLLOWING TERMINATION DATE.

      (a) On and after the Termination Date, Executive and his dependents will participate in the group healthcare plan (including medical, dental, vision and prescription drug programs) maintained by OMG for its executive officers on the same terms as such officers participate; provided, however, that such healthcare plan participation will terminate upon the earlier of the third anniversary of the Termination Date and the date that Executive is eligible to obtain coverage under the healthcare plan of any subsequent employer of Executive. If, at the end of the Severance Period, Executive remains a participate in such OMG group healthcare plan for a period of eighteen (18) months following the end of the Severance Period, Executive and his dependents will be eligible for continued healthcare benefits under OMG's healthcare plan, at Executive's cost and expense, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). It is expressly understood that the provisions of this Section 6(a) will not prohibit OMG from changing or terminating its group healthcare plan in any respect in the future.

      (b) OMG will continue to pay the premiums due under the $1,400,000 life insurance policy #16141915 owned by Executive that was issued by Northwestern Mutual

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            from the Termination Date until the earlier of Executive's death and the date on which dividends paid under such policy are sufficient to pay any such premiums due thereunder. Executive will be responsible for the payment of any taxes due under applicable local, state and federal tax laws with respect to any premiums paid by OMG with respect to such insurance policy.

      (c) During the Severance Period, OMG will continue to provide Executive with an additional $1,400,000 of life insurance coverage at OMG's cost and expense under policy #16152880, a policy issued through Northwestern Mutual that is currently owned by a grantor trust established by OMG with National City Bank as trustee, of which $1,400,000 has been endorsed to Executive to allow Executive to designate a personal beneficiary. Executive will be responsible for the payment of any taxes due under applicable local, state and federal tax laws with respect to any income imputed to Executive with respect to the insurance endorsed to Executive as contemplated hereby.

7.    SERP BENEFITS.

      (a) Commencing as of January of the first calendar year beginning after the last day of the Severance Period, Executive will be eligible to receive a retirement benefit in the form of a single life annuity in an annual amount equal to the annual benefit that Executive would have been eligible to receive under the supplemental executive retirement plan (in effect as of February 1, 2000) of his immediate prior employer (the "SERP"), including any applicable Offsets (as defined in the SERP), if: (a) he had remained employed and covered by the SERP until April 30, 2007, and (b) his Earnings (as defined under the SERP) with such prior employer had increased at the rate of five percent per annum; provided, however, that such amount will be reduced by (X) the percentage specified under the SERP if Executive receives such retirement benefit prior to his attainment of age 62 and (Y) the actuarial equivalent of any amounts that Executive is entitled to receive that are (i) attributable to OMG Contributions (as defined in the OMG Profit-Sharing and Retirement Savings Plan (the "Profit-Sharing Plan") or any successor thereto) made to the Profit-Sharing Plan or (ii) payable under the Benefit Restoration Plan or any other supplemental pension or severance plan, program or arrangement maintained by OMG.

      (b) OMG acknowledges that any amounts payable pursuant to this Agreement are not offsets for purposes of the calculations of the SERP benefits pursuant to this provision. Actuarial equivalency for such purposes will be the applicable mortality rate and applicable interest rate defined in Section 417(e)(3)(A)(ii) of the Internal Revenue Code of 1986, as amended. It is expressly understood that in the event OMG establishes a supplemental executive retirement plan in the future, Executive will not be entitled to receive the benefit under such newly established plan even if such benefit is greater than the benefit provided above.

      (c) Schedule C attached hereto sets forth illustrative examples of the single life annuity payments that would be payable to Executive pursuant to this Section 7.

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8.    AUTOMOBILE. During the Severance Period, Executive will have the use of the leased 2003 Jaguar VDP automobile currently provided to him under the OMG Company Car Program. OMG will pay the operating and maintenance costs associated with such automobile during the Severance Period pursuant to the terms of the OMG Company Car Program in effect. On or before the third anniversary of the Termination Date, Executive will have the option to purchase such automobile pursuant to the terms of the lease agreement applicable to the sale of such automobile on the date that Executive exercises and effects such option.

9. RELEASE. In order to receive any payments or benefits under this Agreement following the Termination Date, Executive must execute a release in the form attached hereto as Exhibit A (the "Release") on or prior to the Termination Date.

10.   COOPERATION DURING TRANSITION PERIOD. During the Transition Period:

      (a) Executive will continue to serve as Chief Financial Officer of OMG and have such powers and responsibilities normally and customarily associated with a chief financial officer in a company of similar size and operating in a similar industry, including such other functions and duties as may be assigned by the Chairman and Chief Executive Officer of OMG and the Board of Directors of OMG. Executive will undertake to perform all his responsibilities and exercise his powers on a full-time basis and in good faith and will not engage in any business activity that interferes with the performance of his duties hereunder. Executive will travel as necessary in connection with the performance of his duties hereunder; however, Executive will perform his duties and responsibilities primarily in the Cleveland, Ohio metropolitan area. Executive will continue to report to the Chairman and Chief Executive Officer of OMG and the Board of Directors of OMG. For the avoidance of doubt, unless determined otherwise by the Chairman and Chief Executive Officer of OMG or the Board of Directors of OMG, Executive's continued responsibilities as the Chief Financial Officer and principal financial officer of OMG under this Section 10(a) include, among other things, signing such reports and registration statements filed by OMG with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and/or the Securities Exchange Act of 1934, as amended, and signing the certifications required to be furnished to the Securities and Exchange Commission pursuant to Rule 13a-14 and/or Rule 15d-14 of the Securities Exchange Act of 1934, as amended, and pursuant to 18 U.S.C. 1350.

      (b) Executive will use his reasonable best efforts to cooperate with OMG in, and will take such actions as OMG may reasonably request of Executive from time to time in connection with, (i) identifying his replacement as the Chief Financial Officer and principal financial officer of OMG, and (ii) coordinating the efficient transition of the financial management of OMG to such replacement.

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11.   COOPERATION AND NON-DISPARAGEMENT DURING TRANSITION PERIOD AND FOLLOWING
      TERMINATION DATE.

      (a)   During the Transition Period and at all times thereafter:

            (i) Executive will not make any public statement regarding his termination of employment with OMG without the prior written approval of OMG and will use his reasonable best efforts to cooperate with OMG, and will take such actions as OMG may reasonably request of Executive from time to time, in connection with the disclosure to the public of Executive's amicable termination of employment with OMG and such other investor relations aspects of Executive's separation from OMG, including, but not limited to, presenting the mutual understanding that Executive's termination of employment with OMG was not precipitated by, and does not otherwise involve, a disagreement or other dispute between OMG and Executive;

            (ii) Executive will not disparage OMG or any of its products, services, and business practices, or its current or former owners;

            (iii) OMG will not disparage Executive; and

            (iv) Executive will not cooperate, aid or assist any person in preparing claims against OMG, unless required to do so by law.

      (b) Executive acknowledges that OMG, its officers, directors, subsidiaries and/or representatives are presently involved in various litigation matters, including, but not limited to, stockholder derivative lawsuits (collectively, "Pending Litigation"). Executive will use his reasonable best efforts to cooperate with OMG and its representatives, and will take such actions as OMG or its representatives may reasonably request of Executive from time to time, in connection with the Pending Litigation and such other litigation (regardless of whether Executive is a party to such litigation), investigation, audit, or other regulatory or administrative proceeding that may arise and that relate to or involve matters arising while Executive was employed by OMG, relate to Executive's area of responsibility at OMG, or that arise out of events upon which, or that include claims related to, the Pending Litigation. Such cooperation will include, without limitation, supplying thorough and accurate information for OMG's investigation, defense or prosecution of such litigation, testifying truthfully in any such litigation, and otherwise consulting truthfully and accurately with OMG on such matters (collectively, "Litigation Related Services"). OMG will reimburse Executive for the reasonable out-of-pocket costs and expenses incurred by Executive in connection with providing Litigation Related Services.

12. OUTPLACEMENT SERVICES. OMG will provide Executive with outplacement services from such service as is mutually acceptable to OMG and Executive to assist Executive in developing his resume and to counsel him with respect to a job search for new employment. Such services

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must commence within ninety (90) days of the Termination Date and will terminate on the first anniversary date of the commencement of such services.

13. CONSULTATION. For a period of two years following the Termination Date, Executive will be available from time to time upon the reasonable request of OMG to provide financial consulting services to OMG at mutually agreeable times during regular business hours regarding matters that are relevant to OMG, including, but not limited to, matters pending on the Termination Date. OMG acknowledges that this provision does not preclude Executive from accepting other full-time employment and OMG will use its best efforts to schedule consulting services that would not conflict with any new employment.

14.   COVENANTS.

      (a) Notwithstanding any provision of this Agreement or the Release, Executive hereby reaffirms the commitments he made to OMG in Section 5 of the Employment Agreement and acknowledges and agrees the rights and obligations of Executive under Section 5 of the Employment Agreement will remain in full force and effect and will not be affected by this Agreement or the Release. Executive and OMG agree that references to the term of the Employment Agreement in Section 5 of the Employment Agreement will be deemed to refer to the period from the Effective Date until the third anniversary of the Termination Date.

      (b) On or prior to the Termination Date, Executive will return all property of OMG and its affiliates in his possession, including, but not limited to, keys, credit cards, computer, computer software and any Confidential Information and any copies thereof. As used herein, the term "Confidential Information" will mean any information regarding OMG and/or its affiliates that is not generally made publicly available by OMG or its affiliates, including but not limited to any specification or other technical information, processing information, financial information, customer information, and general business information in any form, including electronic or optical data storage and retrieval mechanisms, whether or not marked or designated as "Confidential", "Proprietary" or the like, and regardless of whether any such information is protected by any applicable law.

15. REPRESENTATIONS OF EXECUTIVE. Executive acknowledges that in his capacity as the principal financial officer of OMG, Executive has from time to time made certain certifications in OMG's periodic reports filed with the Securities and Exchange Commission. Executive represents and warrants that such certifications were true and correct at the time such certifications were made and, to Executive's knowledge, would be true and correct if made as of the date hereof. Executive further represents and warrants that to his knowledge, OMG's financial statements, and other financial information, included in OMG's filings with the Securities and Exchange Commission made while Executive was the principal financial officer of OMG, fairly present in all material respects the financial condition, results of operations and cash flows of OMG as of, and for, the periods covered by such financial information. Executive represents and warrants that, to his knowledge, as of the date hereof neither OMG nor any of its subsidiaries is required to restate any of its historical financial statements.

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16.   TERMINATION, BREACH AND REPAYMENT OF BENEFITS.

      (a) Notwithstanding anything in this Agreement to the contrary, in the event that during the Transition Period (which, as described in Sections 1 and 3, will not extend beyond April 30, 2004), (i) Executive violates the terms of this Agreement, (ii) OMG terminates Executive's employment for "Cause", as such term is defined in the Employment Agreement, or (iii) Executive resigns, Executive will no longer be eligible for payments or benefits under this Agreement, Executive's Options will terminate immediately, and OMG's only obligation to Executive will be to (x) pay Executive his earned but unpaid base salary, if any, up to the date Executive's employment terminates and (y) to make such payments and provide such benefits under any employee benefit plan, program or policy in which Executive was a participant as are explicitly required to be paid to Executive by the terms of any such benefit plan, program or policy following the date on which Executive's employment terminates.

      (b) Notwithstanding anything in this Agreement to the contrary, in the event that following the Termination Date Executive revokes the General Release or violates the terms of this Agreement, Executive will repay OMG immediately any payments that he received under this Agreement during the period following the Termination Date and he will no longer be eligible for payments or benefits under this Agreement.

17.   ACKNOWLEDGMENTS. Executive acknowledges and agrees that:

      (a) The only payments, benefits and other consideration for Executive entering into this Agreement are described in this Agreement.

      (b) In exchange for executing this Agreement, Executive is being provided consideration for which he would not otherwise be entitled.

      (c) No other representations, promises or agreements of any kind have been made by any person or entity to induce Executive to execute this Agreement.

      (d) Executive has been given at least 21 days to consider the effect of this Agreement, including the Release set forth on Exhibit A, prior to executing this Agreement.

      (e) Executive has been encouraged and advised by OMG to discuss the terms of this Agreement and the effect of signing this Agreement with the legal counselor of his choice.

      (f) Executive is satisfied that he understands this Agreement and that he intends to be bound by it.

      (g) Executive understands that this Agreement may be revoked by him during the 7-day period beginning immediately after executing this Agreement by giving written notice of revocation to OMG; that this Agreement will not be effective or enforceable until such 7-day period has expired; and that if he revokes this

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            Agreement within such 7-day period, this Agreement will be ineffective and of no legal force. If no revocation has been received by the end of such 7-day period, Executive understands and agrees that the "Effective Date" of this Agreement will be the eighth day after Executive executes this Agreement.

      (h) Executive agrees that, notwithstanding anything to the contrary in this Agreement, no part of this Agreement will be effective or enforceable and no payment hereunder will be made until after the Effective Date.

18. NOTICES. All notices, requests, demands and other communications that are required or may be given under this Agreement will be in writing and will be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, or by any other express delivery technique calling for receipted delivery, as follows:

            NOTICES TO EXECUTIVE:

                     Thomas R. Miklich
                     7786 Valley View Road
                     Hudson, Ohio 44236

            NOTICES TO OMG:

                     OM Group, Inc.
                     127 Public Square
                     1500 Key Tower
                     Cleveland, Ohio 44114-1221
                     Attention: James P. Mooney

            WITH A COPY TO:

                     Gordon S. Kaiser, Esq.
                     Squire, Sanders & Dempsey LLP
                     4900 Key Tower
                     127 Public Square
                     Cleveland, Ohio 44114

or such other address or to the attention of such other person as the recipient has specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or mailed.

19. SEVERABILITY. Executive agrees that if any provision of this Agreement is adjudicated to be invalid or unenforceable, or if compliance with any provision of this Agreement is restrained pending a final determination as to its legality, such deletion or restraint will apply only to the operation of the provision or provisions deemed invalid, unenforceable, or restrained, and to the extent any provision of this Agreement is deemed invalid, unenforceable, or restrained, the remaining provisions will be valid and enforceable to the fullest extent possible.

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20.   BREACH. Executive agrees that in the event of any breach or threatened breach of this Agreement by him, OMG will be entitled to specific performance and injunctive relief (i.e. a court order) as a remedy for any such breach or threatened breach hereof without necessity of posting bond or other security, the requirement for which is expressly waived. Such remedy will not be deemed to be the exclusive remedy for any breach of this Agreement, but will be in addition to all other remedies available to OMG at law or in equity.

21. ENTIRE AGREEMENT. This Agreement, the Release and the Employment Agreement embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way; provided however, OMG and Executive agree that except as otherwise expressly provided herein, the provisions of the Employment Agreement relating to employment of Executive by OMG, including, but not limited to, the termination and compensation of Executive, will be superseded by this Agreement. Notwithstanding the foregoing, nothing in this Agreement is intended to reduce, augment or otherwise modify Executive's rights to be indemnified by OMG under OMG's existing policies and procedures relating to indemnification of its executive officers and the Indemnification Agreement entered into between OMG and Executive dated November 15, 2002.

22. COUNTERPARTS. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

23. BINDING NATURE. Executive agrees that this Agreement will also be binding upon his spouse, dependents, children, heirs, successors and assigns and their legal representatives under this Agreement and will inure to the benefit of, and will release, OMG and its successors and assigns.

24. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of Ohio.

25. AMENDMENTS. Any provision of this Agreement may be amended only with the prior written consent of Executive and OMG.

26. NO WAIVER. No failure by either party at any time to give notice of any breach by the other of, or to require compliance with, any condition or provision of this Agreement will be deemed a waiver of any provisions or conditions of this Agreement.

27. ATTORNEY FEES. OMG will reimburse Executive in an amount not to exceed $5,000 for legal fees reasonably incurred by him in the negotiation and preparation of this Agreement.

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      Executed this 17th day of October, 2003.

EXECUTIVE                               OM GROUP, INC.

By:_____________________________        By:___________________________________
   Thomas R. Miklich                       James P. Mooney
                                           Title: Chairman and Chief Executive
                                                  Officer

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